Exhibit 10.15

Attn:

_________________

Letter of Exemption from Liability and Undertaking to Indemnify – Kamada Ltd. (the "Company)

1.	General

1.1.	In this letter of exemption from liability and undertaking to indemnify:

"Officers / Directors in the Company" – Including officers and/or directors that serve and/or that shall serve in the future in the Company and/or in subsidiaries and/or affiliated companies of the Company.

(Where it has not been expressly mentioned otherwise, the meaning of the term "officer" in his letter of exemption and indemnity shall include - directors).

1.2.	The Company shall exempt the officers and directors in the Company from their liability for damage as a result of a breach of a duty of caution towards the Company; furthermore the Company shall give officers and directors in the Company an undertaking to indemnify them due to a liability or cost that shall be imposed on them as a result of an action that they committed and/or shall commit by virtue of them being officers and/or directors in it, all as set forth in his letter of exemption and undertaking to indemnify.

1.3.	The terms in the letter of exemption from liability and undertaking to indemnify that were no defined in it shall have the meaning and interpretation given to them in the Companies Law, 5759- 1999 (hereinafter the "Law"), unless the context of the matter shall require otherwise.

1.4.	This document is worded in the male gender however it is intended for both genders.

2.	Exemption from Liability as a Result of Breaching the Duty of Caution Towards the Company

2.1.	The Company hereby exempts you from liability towards it due to any damage it shall incur and/or that is had incurred, whether directly or indirectly, due to a breach of your duty of caution towards the Company by virtue of you being an officer in the Company and/or in the subsidiaries and/or in affiliated companies of the Company.

2.2.	Notwithstanding the aforesaid, the exemption from liability shall not be in force due to any of the following:

2.2.1.	Breach of duty of faith.

2.2.2.	Breach of duty of caution with respect to distribution.

2.2.3.	Breach of duty of caution committed with willfully or recklessly, except if it was committed only negligently.
2.2.4.	An action committed with the intent to unlawfully gain personal profit.

2.2.5.	Penalty or fine if imposed on you.

2.3.	The exemption from liability as a result of a breach of the duty of caution shall not apply with respect to any counter proceeding of the Company against an officer in reaction to a lawsuit of an officer against the Company, except if the lawsuit of an officer is for protecting his rights according to labor laws and/or his personal employment agreement with the Company.

2.4.	The aforesaid in this exemption from liability clause cannot derogate from the Company's undertaking to indemnification as set forth hereafter.

2.5.	This exemption reflects the full and comprehensive arrangement between the Company and you regarding the issues and matters discussed in it, and it replaces and cancels any representation, memorandum of agreement, proposals, summaries of discussions, letters of intent and/or undertakings, agreements, letter of undertakings, letter of exemption and/or any other document that existed or that were exchanged, whether in writing or orally, in respect to these issues between the Company and you, before signing this letter of exemption.

3.	Undertaking to Indemnify

The Company hereby undertakes to indemnify you for a liability or expense, as set forth hereafter, that shall be imposed on you and/or that you shall incur as a result of an action that you committed or that you shall commit by virtue of you being an officer in the Company or its representative and at its request, in any other corporation that the Company holds rights in, directly or indirectly, or that has an interest in, subject to the provisions and limits set forth in this letter of indemnify.

4.	Liabilities and Expenses in respect to which the Indemnification shall Apply

The indemnification shall apply to liabilities and expenses as follows:

4.1.	A pecuniary liability that shall be imposed on you in favor of another person according to judgment, including a judgment that was given in settlement and/or an arbitration judgment that was approved by court, provided that the Maximum Indemnity Sum shall not exceed the sum that the board of directors determine is reasonable in the circumstances of the matter, and which is set forth in section 5 hereafter, provided that such pecuniary liability shall be connected to one or more of the events that according to the board of directors are foreseen in light of the companies actual activities when giving his undertaking or any part of them or anything connected to them, and which are set forth in section 6.

4.2.	Reasonable litigation costs, including legal fees, that you shall expend as a result of an investigation or proceeding that shall be conducted against you by an authority authorized to conduct an investigation or proceeding and which shall end without submitting an indictment against you and without any pecuniary liability being imposed on you as a substitute to a criminal proceeding, or that shall end without submitting an indictment against you however a pecuniary liability shall be imposed on you as a substitute to a criminal proceeding for an offense that does not require proof of criminal intent.

In this paragraph – "end of proceeding without submitting an indictment in a matter in which a criminal investigation was instituted" and "pecuniary liability as a substitute to a criminal proceeding" – in their sense in section 260 of the Companies Law, as shall be amended from time to time.

4.3.	Reasonable litigation costs including legal fees that you shall expend or that you shall be required to pay by the court, in a proceeding which was submitted against you by the Company or in its name or by another person, or in a criminal charge from which you were acquitted or in a criminal charge in which you were convicted by an offense that does not require proof of criminal intent or other expenses that shall be determined in the law.

In this section: "Another Person" – including in the event of a lawsuit that was filed against the officer by way of a derivative lawsuit.

4.4.	Such indemnification as mentioned in section 4.1 shall not apply to any action that is:

4.4.1.	A breach of duty of faith towards the Company or towards its subsidiary or an affiliated Company or any other body, except if you acted in good faith and you had a reasonable basis to assume that the action would not harm the interests of the Company or its subsidiary or its affiliated Company or any other body;

4.4.2.	A breach of a duty of caution that was willfully or recklessly committed by you, except if it was committed only negligently.

4.4.3.	An action that was committed by with the intention to unlawfully produce personal profit;

4.4.4.	A penalty or forfeit that was imposed on you.

4.5.	For the sake of avoiding doubt, it is clarified that the Company shall not be required to pay according to this letter of indemnification sums for any event and/or liability and/or cost, insofar as these sums were actually paid to you and/or for you and/or instead of you for this matter, in any manner, from the Company's insurer in the framework of an insurance policy of directors and officers liability and/or by virtue of any indemnification undertaking and/or agreement and/or from anyone else except the Company.

4.6.	Without derogating from the aforesaid, the Company undertakes to do everything it reasonably can with respect to the insurance market terms in Israel at the relevant time, to purchase and hold directors and officers liability insurance for a period that shall not be less than 7 years after your retirement and provided that they shall not be less than the terms of the policy that shall be in force before your retirement as mentioned.

4.7.	Upon the occurrence of an event for which you may be entitled to indemnification in accordance with the provisions in this indemnification letter, the Company shall periodically provide you as an advance payment on account of the expenses that you shall be due to you according to this letter of indemnification, sums that shall be estimated by the Company, at the times that shall be determined by the Company for covering expenses and all kinds of other payments that are involved in handling a legal proceeding against you that it connected to that event, and the Company shall provide you securities and/or guarantees that you should be required to provide in the framework of the investigation and/or legal proceeding and/or according to interim decisions, including in arbitration, including for replacing liens that shall be imposed on your assets, in a manner that you shall not be required to pay them or finance them yourself, provided that the total amount of the sums, the securities and guarantees as mentioned shall not exceed the Maximum Indemnity Sum, as defined hereafter, all subject to the terms and provisions set forth in this letter of indemnification.

In the event the Company shall provide you and/or in your place any sums and/or it shall pay you and/or any third party in respect to which you were found liable, a sum in the framework of this letter of indemnification with respect to a proceeding as mentioned above, and afterwards it shall turn out that you are not entitled to indemnification from the Company for these sums, these sums shall be considered as a loan that you were given by the Company, which shall be linked to the consumer price index with additional interest stipulated in the Income Tax Regulations (Determining the Interest Rate), 5743- 1985, as shall be in force from time to time, and you shall be required to return these sums to the Company within 6 months after it turns out that you are not entitled to such indemnification as mentioned, so that it will not constitute a benefit that is liable to tax by the receiver of the loan, and according to the payments arrangement that the Company shall determine or, in accordance with the Company's decision, the Company shall assign within 6 months after the time the charge was cancelled as mentioned, all of your rights to restitution of the sum from the plaintiff in the proceeding and you shall do everything required so that this assignment shall be valid and the Company can realize it.

In the event the Company shall provide you and/or in your place securities and/or guarantees as mentioned above and it shall turn out that you are not entitled to indemnification for the action for which the securities and/or guarantees were given, the Company shall cause them to be cancelled, and you shall assist with cancelling them insofar as you shall be required to do so by the Company, and if they or part of them shall be realized, the sum that shall be realized shall be considered as a loan that was given to you by the Company, which shall be linked to the consumer price index with additional interest set forth in the Income Tax Regulations (Determining the Interest Rate), 5745- 1985 as shall be in force from time to time, and you shall be required to return this sum to the Company within 6 months after the time when it turned out that you are not entitled to indemnification as mentioned, so that it shall not constitute a benefit that is liable to tax by the receiver of the loan, and according to the payments arrangement that the Company shall determine.

5.	The Maximum Indemnity Sum

5.1.	The total and aggregate Maximum Indemnity Sum for which the Company shall be liable towards all the officers in the Company according to all the Letters of Indemnification that shall be issued to them in the Company from time to time (hereinafter the "Letters of Indemnification") is limited up to the amount of: A: a sum equal to – 30% (thirty percent) of the Company's equity, according to its last audited and reviewed financial statements that were known at the time of paying the indemnification in actual fact, or B. 20,000,000 (twenty million) NIS (hereinafter: the "Maximum Indemnity Sum").

5.2.	In the event the total indemnity sum that the Company shall be required to pay at any time in addition to the total indemnity sums that the Company paid up to that time according to Letters of Indemnification, shall exceed the Maximum Indemnity Sum, the Maximum Indemnity Sum or its balance, respectively, shall be divided between the officers in the Company that shall be entitled to the indemnity sums as mentioned for payment demands that were submitted to the Company according and in accordance with the terms of the Letters of Indemnification and were not paid to them before that time (hereinafter the "Demand Sum"), in a manner that the indemnity sum that each of these officers shall receive in actual fact, shall be calculated according to the ratio between the demand sum of each of these officers and the demand sums of each of these officers in the aggregate, at that time, when it is multiplied by the Maximum Indemnity Sum, or its balance, respectively.

5.3.	If the Company shall pay indemnity sums to officers in the Company in the sum of the Maximum Indemnity Sum, the Company shall not pay additional indemnity sums unless the additional indemnity sums shall be approved by the Company's organs that shall be authorized to approve this increase according to law at the time of paying the additional indemnity sums and subject to changing the Company's articles of association, if this shall be required according to law.

6.	The Events that the Indemnification shall Apply to

The undertaking to indemnify shall be limited to the events set forth hereafter:

6.1.	Any claim and/or demand with respect to an action that is connected to commerce relationships of the Company and/or its contractual engagements and/or of an affiliated company and/or subsidiary of the Company with others and/or between them, including negotiations and entering into agreements of any type and kind, including their performance and/or termination, between them and/or with external contractors, customers, suppliers, concessionaires, distributors, service providers, manpower contractors or any other third party that maintains any type of business with the Company, or its subsidiaries, its affiliated companies (hereinafter in section 6 jointly and/or separately: the "Company").

6.2.	Any claim and/or demand with respect with issuing securities of the Company in Israel and/or outside of Israel, including, but without derogating from the generality of the aforesaid, public offerings of securities according to a prospectus, private placement, issuing bonus shares and offering shares to the public.

6.3.	Any claim and/or demand with respect with a decision and/or action that concerns the management of the Company's business, including, but without derogating from the generality of the aforesaid, any decision and/or action with respect with a transaction or negotiations for entering into a transaction (including an extraordinary transaction) in the sense of section 1 of the Companies Law, whether it is during the ordinary course of business and whether it is not during the ordinary course of business of the Company, and any decision and/or action with respect with purchase offers and/or with performing any investments in the Company and/or the purchase or sale of assets, including the purchase and/or the sale of companies and/or businesses and/or investments in the capital markets and/or other investments.

6.4.	Any claim and/or demand with respect with a transaction and/or arrangement including the transfer, sale or purchase or lease of assets or undertakings, including, but without derogating from the generality of the aforesaid, goods, land, chattels, securities, or rights or giving or receiving a right in each of those and receiving and/or giving options to sell, lease, transfer or purchase of assets or undertakings as mentioned.

6.5.	Any claim and/or demand that is submitted by a lender or creditor, including but without derogating from the generality of the aforesaid, a claim and/or demand regarding money that were lent by them and/or debts of the Company towards them.

6.6.	Any claim and/or demand for defects and/or delays in transporting and/or supplying the Company's products and services and any claim and/or demand with respect with use and/or consumption of the Company's products and its services.

6.7.	Any claim and/or demand with respect to giving or receiving credit, pledging assets and undertakings and giving or receiving securities including entering into financial contracts with banks and/or other financial bodies for financing transactions or contracts that are being performed, directly and/or indirectly by the Company and any action that is involved in these matters.

6.8.	Any claim and/or demand with respect to actions of reporting and/or notices to any authorized authority according to any law and/or according to rules or instructions or according to tax laws that apply to the Company, including reports arising from the Company and/or affiliated companies and/or subsidiaries of the Company being public Companies whose securities have been offered to the public and/or which are listed for trade on the stock exchange in Israel and/or abroad, including providing notices and/or statements and/or failing to file statements and/or give notices as mentioned and/or failing to provide information, representations and opinion and/or the non disclosure, directly or indirectly, by omission or not by omission, of any type of information, representations and opinions, as mentioned, at the time required in accordance with the law and/or with respect to the a misleading or flawed disclosure of information, representations and opinions as mentioned to third parties, including to authorized authorities and governmental bodies.

6.9.	Any claim and/or demand that is submitted directly or indirectly with respect to an omission in full or in part, by the Company and/or officer, managers and/or employees of the Company, with respect to payment, reporting and/or documenting documents, of one of the State's authorities, foreign authority, municipal authority and/or any other payment that is required according to the laws of the State of Israel, including payments of income tax, Company tax, land appreciation tax, transfer taxes, customs, value added tax, national insurance, salaries, and/or detaining employees salaries and/or other detainments, including any type of interest and addition for linkage.

6.10.	Any claim and/or demand regarding a decision and/or action with respect to employment relationships in the Company, including with respect to employment terms or contracts of the Company's employees with the Company and/or pension plans and/or compensation funds and/or provident funds and/or loans to employees and/or insurance and/or option plans and other bonuses to employees and/or progress plans, including with respect to safety and hygiene conditions at work.

6.11.	Any claim and/or demand with respect to a decision and/or action regarding a patent, model, trademark or any other intellectual property of and/or by the Company.

6.12.	Any claim and/or demand with respect to a decision and/or action regarding issues connected directly or indirectly to quality of the environment and issues connected to the protection of health, manufacturing processes, distribution processes, transporting, storage, handling or using dangerous materials, including bodily harm, harm to property and environmental damage.

6.13.	Any claim and/or demand with respect to a decision and/or action in issues connected directly or indirectly to restraints of trade, including restrictive trade practices, mergers and monopolies.

6.14.	Any claim and/or demand with respect to a decision and/or action regarding a structural change of the Company or its reorganization, including, but without derogating from the generality of the aforesaid, purchase, merger, split, change in the Company's capital, an arrangement between the Company and its shareholders or between companies under their control, establishing subsidiaries or affiliated companies, their liquidation or sale, issue or distribution.

6.15.	Any claim and/or demand regarding a decision and/or action with respect to an affiliated Company and/or subsidiary.

6.16.	Any claim and/or demand for a decision or action with respect to the distribution of dividends in the Company and/or bonus shares and/or the purchase of Company shares and/or of a Company that holds the Company.

6.17.	Any claim and/or demand for actions and/or decisions connected to submitting offers to tenders and/or issuing and receiving licenses and permits of any type and kind (including business licenses and licenses and approvals required for running the Company's business).

6.18.	Any claim and/or demand that is submitted for a decision and/or action with respect to approving a transaction with an officer and/or with a controlling shareholder in the Company.

6.19.	Any claim and/or demand that is submitted by a third party that suffers from a bodily injury or damage to business or personal asset, including loss of the use of it during any action or omission attributed to the Company, including as a result of using the products and tools of the Company and/or as a result of renovation actions in the Company.

6.20.	Any decision and/or action that caused inappropriate and/or insufficient insurance arrangements to be taken.

6.21.	Any administrative, public and judicial action including but without derogating from the generality of the aforesaid, orders, judgments, claims, demands, letters of demand, instructions, claims, investigations, proceedings and/or notices of non adherence or breach of an action of a government authority and/or other body that claim that a provision of a law, regulation, order, rule, custom, instruction, license or judgment of the Company and/or of any officer in the Company in the framework of his job in the Company, has not been fulfilled.

6.22.	Any claim and/or demand that refer, inter alia, to the types of events that are set forth above, with respect to the service as an officer in the Company and/or in another corporation if this was done in the framework of his position as officer and/or as employed in the Company.

6.23.	Any claim and/or demand that are submitted with respect to the appointment and/or motion to appoint a receiver for the Company's assets and/or any part of the Company's assets and/or a liquidation motion against the Company and/or any process for settlement or arrangement with creditors of the Company.

Any provision in this section above regarding the performance of a certain action, shall be interpreted as also referring to the non performance or refraining from performing this action, unless the context of the matter in a certain provision requires that it be interpreted otherwise.

7.	Terms with Respect to Indemnification

The indemnification according to this letter of indemnification is subject to the fulfillment of the terms set forth hereafter:

7.1.	You shall notify the Company of any legal investigation or proceeding that shall be institute against you and/or any other proceeding that shall be instituted against you by an authority authorized to conduct an investigation or proceeding, and any written warning and/or any fear or threat that a legal investigation and/or proceeding and/or any other proceeding as mentioned could be instituted against you, and this is immediately and with the appropriate speed after you first find out about it, and you shall transfer to the Company or to whoever the Company shall notify to you, without delay, any document that shall be given to you with respect to that proceeding and/or investigation and any information that shall reach you regarding the proceeding and/or investigation and its developments. Furthermore, you must routinely inform the Company regarding events for which there is a concern that they shall cause the institution of a legal investigation and/or proceeding against you. The failure to give a notice in accordance with the aforesaid shall not release the Company from its undertakings according to this letter, except in the event that the failure to give such notice as mentioned shall materially harm the rights of the Company to defend itself (in the event that the Company shall also be sued in that proceeding) and/or in your name against the claim.

7.2.	The Company shall be entitled to take upon itself the handling of this legal investigation and/or proceeding and/or any other proceeding that shall be instituted against it, by an authority authorized to conduct and/or appoint a lawyer, that the Company shall choose for this purpose, to handle the legal investigation and/or proceeding and/or the other proceeding as mentioned.

The Company and/or lawyer as mentioned, shall be entitled to act, in the framework of such handling as mentioned, according to their discretion and they shall be entitled to settle this proceeding and/or to take any means in order to finish this proceeding.

According to the Company's request you shall sign any document that will authorize the Company and/or the lawyer as mentioned, to handle this proceeding in your name and to represent you with respect to this.

For the sake of avoiding doubt, it is clarified that the lawyer that shall be appointed by the Company as mentioned shall act and shall have a duty of faith to the Company and to you, and that the Company and/or lawyer as mentioned shall not be entitled, in the framework of a criminal proceeding, to end the legal proceeding and/or investigations as mentioned by way of settlement and/or arrangement and/or to admit to any of the charges in your name and/or agree to a plea bargain, unless you give your consent to this, provided that you shall not refuse to give this consent unless such refusal is for reasonable reasons.

Furthermore the Company and/or the lawyer shall not be entitled to end the civil proceeding by way of settlement and/or arrangement as a result of which you shall be required to pay sums that you shall not be indemnified for according to this letter of indemnification and for which you shall not be paid in the framework of officers and directors liability insurance that the Company purchased and/or shall purchase and/or to admit, in your name (whether in the framework of a court or arbitration hearing and whether in the framework of a settlement arrangement) by the existence of an event that is not covered in this letter of indemnification and/or in the directors and officers liability insurance that the Company purchased and/or shall purchase unless you have agreed, provided that you shall not refuse to give your consent unless such refusal is for reasonable reasons.

7.3.	You shall cooperate with the Company and/or with the lawyer as mentioned above and/or the insurer of the directors and officers liability insurance in the Company, in any reasonable manner as shall be required from you by any of them in the framework of their handling this legal proceeding, provided that the Company and/or the insurer shall make sure that all the expenses that shall be involved in this shall be covered and you shall not be required to pay them or finance them yourself.

7.4.	The Company shall not be required to indemnify you according to this letter of indemnification for any sum that shall be paid by you according to a settlement or arbitration, unless the Company approved the settlement or the existence of this arbitration, respectively, in advance and in writing, and the Company shall not refrain from giving its consent as mentioned unless this is for reasonable reasons.

7.5.	The Company shall not be required to indemnify you according to this letter of indemnification for any sum that you could receive in the framework of the officers' liability insurance of the Company and/or that any such payment was not paid as a result of your action.

7.6.	The Company's undertakings to indemnify according to this letter of indemnification are personal towards you only, and this letter of indemnification and/or your rights according to it cannot be assigned and transferred to other(s), except as set forth in section 8 hereafter.

7.7.	It is hereby agreed that the only court that is authorized to hear disputes and/or disagreements with respect to this letter of indemnification is the competent court in Tel Aviv – Jaffa.

7.8.	With respect to the Company's undertaking to indemnify for an action that you committed or that you shall committed by virtue of you being an officer and/or employed in a subsidiary of the Company and/or in an affiliated Company of the Company and/or in another corporation (hereinafter jointly and separately: the "Liable Corporation") the following provisions shall apply:

7.8.1.	The Company shall not be required to pay, according to this letter of indemnification, sums that you shall be entitled to receive and which you shall actually receive from the Liable Corporation in the framework of an insurance policy that was taken out by the Liable Corporation and/or according to an advance undertaking to indemnify or according to a permit to indemnify after the fact that was given by the Liable Corporation

7.8.2.	If your demand to receive indemnification and/or insurance coverage for an action that you committed by virtue of your job in the Liable Corporation and that could be indemnified according to this letter of indemnification, shall be rejected by the Liable Corporation or the insurance Company of the Liable Corporation, respectively, the Company shall pay you sums according to this letter of indemnification that you shall be entitled to according to this letter of indemnification, if you shall be entitled to these sums and you shall assign your rights to the Company and from receiving them from the Liable Corporation and/or the insurance policy of the Liable Corporation and you shall authorized the Company to collect these sums in your name insofar as such authorization shall be required for performing the provisions of this section. With respect to this matter you undertake to sign any document that shall be required by the Liable Corporation for assigning your rights as mentioned and the consent of the Company to collect these sums in your name.

7.8.3.	For the sake of avoiding doubt it is clarified that this letter of indemnification cannot grant the Liable Corporation and/or any third party any rights towards the Company, including, but without derogating from the generality of the aforesaid, the right to sue and/or demand any payment from the Company as participation in the indemnification and/or in the insurance coverage that shall be given to you by the Liable Corporation for an action that you did by virtue of your job in the Liable Corporation.

8.	Applicability

The exemption from liability and indemnification according to this letter of exemption and undertaking to indemnify shall apply starting from the approval of the exemption and undertaking to indemnify by the general meeting for the events set forth above that also occurred before that time. The exemption from liability and undertaking to indemnify according to this letter shall be available to you even after your service as officer in the Company and/or in subsidiaries and/or in affiliated companies of the Company has ended, provided that actions for which the exemption from liability and undertaking to indemnify was given were made and/or shall be made during the period of your service as an officer in the Company and/or in subsidiaries and/or in affiliated companies of the Company. The Company's undertakings as mentioned shall also apply to your estate, your heirs and your other substitutes according to law.

9.	Miscellaneous

9.1.	The Company's undertakings according to this letter of exemption from liability and undertaking to indemnify shall be interpreted broadly and in the manner intended for their performance, insofar as permitted according to law, for the purpose for which they were intended. In the event of a contradiction between any provision in this letter of exemption and undertaking to indemnify and the provisions of a law that cannot be changed or added to, the provisions of this law shall prevail however this shall not harm or derogate from the validity of the other provisions in this letter of exemption from liability and undertaking to indemnify.

9.2.	This letter of indemnification does not derogate from the Company's right to decide to indemnify after the fact according to the provisions of any law.

9.3.	This letter of indemnification shall come into force upon your signature on a copy of it in the place intended for this and the delivery of a signed Company to the Company.

9.4.	The provisions in this letter of indemnification cannot be changed unless such change was signed by the Company and by you. In order to avoid doubt it is hereby stipulated that this letter of indemnification does not constitute a contract in favor of a third party, including any insurer. Furthermore, this undertaking to indemnify cannot be assigned and no insurer shall have the right to demand that the Company participate in any payment which the insurer is required to pay according to an insurance agreement that was made with him, except for a deductible.

9.5.	This letter of indemnification is subject to the provisions of the third chapter of the sixth part of the Companies Law.

Date: ____________________	Signature: __________________

I confirm receiving this letter and I agree to its terms:

Date: ____________________	Signature: __________________